Exhibit 99.1

PRESS RELEASE
Financial Contact:
Robert A. Milligan
Chief Financial Officer
480.998.3478
HEALTHCARE TRUST OF AMERICA, INC. REPORTS SECOND QUARTER 2017 EARNINGS
$2.6 Billion in Year-to-Date Investments
Quarter Normalized FFO of $0.39 Per Diluted Share and Same-Property Cash NOI Growth of 3.1%
Scottsdale, Arizona (July 31, 2017) - Healthcare Trust of America, Inc. (NYSE: HTA) (“HTA”) announced results for the three and six months ended June 30, 2017.
Second Quarter 2017 Highlights
Operating

•
Net Income (Loss) Attributable to Common Stockholders: Decreased to $(5.9) million net loss, compared to Q2 2016. Earnings per diluted share decreased to $(0.03) per diluted share, compared to Q2 2016. Total revenues increased $26.6 million due to the continued growth in HTA’s operations, however, the increase in revenues was primarily offset by the increase in transaction expenses related to second quarter investments, including the loss on extinguishment of debt related to the bridge facility fees paid in connection with the Duke acquisition.

•
Funds From Operations (“FFO”): As defined by the National Association of Real Estate Investment Trusts (“NAREIT”), increased 1.7%, to $54.2 million, compared to Q2 2016. FFO per diluted share decreased 21.1%, to $0.30 per diluted share, compared to Q2 2016.

•	Normalized FFO: Increased 23.3%, to $69.6 million, compared to Q2 2016. Normalized FFO per diluted share decreased 2.5%, to $0.39 per diluted share, compared to Q2 2016.

•	Normalized Funds Available for Distribution (“FAD”): Increased 21.1%, to $60.6 million, compared to Q2 2016.

•
Same-Property Cash Net Operating Income (“NOI”): Increased $2.2 million, or 3.1%, to $75.0 million, compared to Q2 2016. Same-Property rental revenue increased $1.6 million, or 1.9%, to $85.6 million, compared to Q2 2016.

Portfolio

•
Investments: During the quarter, HTA had investments of $2.6 billion totaling approximately 6.2 million square feet of GLA that were 92% leased as of the date of acquisition and included the following:

◦
HTA announced potential investments of $2.75 billion of the Duke Realty medical office business and development platform (collectively, the “Duke Assets”), with $2.2 billion closing during the quarter following the exclusion of 11 properties valued at $494.9 million, primarily subject to rights of first offer and/or rights of first refusal in favor of unrelated third parties. The Duke Assets totaled approximately 4.9 million square feet of GLA that were 93% leased as of the date of acquisition and 91% of the acquired GLA were located in certain of HTA’s 15 to 20 existing key markets. Of the remaining Duke Assets, three properties closed in July 2017 for an aggregate purchase price of $131.7 million totaling approximately 245,000 square feet of GLA. The remaining parcel of land for $5.1 million is expected to close in the second half of 2017.

◦
In addition, HTA completed investments of $390.5 million totaling approximately 1.3 million square feet of GLA that were 89% leased as of the date of acquisition and located substantially in certain of HTA’s 15 to 20 key markets.

•
Development Platform Acquisition: During the quarter, HTA completed its acquisition of Duke’s development and construction platform as part of the Duke acquisition. This best-in-class development platform, renamed HTA-Development, has developed over $1.0 billion in medical real estate assets over the last 10 years. As part of the transition, HTA also announced the appointment of Keith Konkoli to the newly created position of Executive Vice President - Development. Mr. Konkoli will be responsible for HTA-Development’s national development and construction activities and will lead a team of 15 experienced professionals.

•
Leasing: HTA entered into new and renewal leases on approximately 519,000 square feet of GLA, or 2.2%, of its portfolio. Tenant retention for the Same-Property portfolio was 78% by GLA for the quarter, which included approximately 544,000 square feet of GLA of expiring leases. Renewal leases included tenant improvements of $1.51 per square foot per year of the lease term and approximately one week of free rent per year of the lease term.

Capital Markets

•
Equity: During the quarter, HTA issued and sold $1.7 billion of equity comprised of $1.6 billion from the sale of common stock in an underwritten public offering at an average price of $28.50 per share, and $125.7 million from the sale of common stock under the ATM at an average price of $31.45 per share.

•
Debt: In June 2017, HTA issued in a public offering a total of $900.0 million in senior unsecured notes at an average interest rate of 3.4% and an average duration of 7.7 years and consist of $400.0 million of 5-year unsecured senior notes, with a coupon of 2.95% per annum, and $500.0 million of 10-year unsecured senior notes, with a coupon of 3.75% per annum. HTA also entered into a $286.0 million financing with the seller in the Duke acquisition with a 4.0% per annum interest rate and an outside maturity date in 2021.

Year-to-Date 2017 Highlights
Operating

•
Net Income (Loss) Attributable to Common Stockholders: Decreased to $7.6 million, compared to year-to-date 2016. Earnings per diluted share decreased to $0.05 per diluted share, compared to year-to-date 2016. Total revenues increased $43.7 million due to the continued growth in HTA’s operations, however, the increase in revenues was primarily offset by the increase in transaction expenses related to second quarter investments, including the loss on extinguishment of debt related to the bridge facility fees paid in connection with the Duke acquisition.

•	FFO: As defined by NAREIT, increased 13.7%, to $114.4 million, compared to year-to-date 2016. FFO per diluted share decreased 5.4%, to $0.70 per diluted share, compared to year-to-date 2016.

•	Normalized FFO: Increased 19.5%, to $129.8 million, compared to year-to-date 2016. Normalized FFO per diluted share decreased 1.3% to $0.79 per diluted share, compared to year-to-date 2016.

•	Normalized FAD: Increased 15.0%, to $113.5 million, compared to year-to-date 2016.

•
Same-Property Cash NOI: Increased $4.3 million, or 3.1%, to $144.4 million, compared to year-to-date 2016. Same-Property rental revenue increased $3.5 million, or 2.2%, to $162.5 million, compared to year-to-date 2016.

Portfolio

•
Investments: HTA completed investments of $2.6 billion, which included a 50% ownership in a unconsolidated joint venture, to acquire medical office buildings and development properties totaling approximately 6.3 million square feet of GLA that were 92% leased as of the date of acquisition.

•	Dispositions: HTA completed the disposition of a medical office building located in Texas for a gross sales price of $5.0 million (approximately 48,000 square feet of GLA).

•
Leasing: HTA entered into new and renewal leases on approximately 1.3 million square feet of GLA, or 5.4%, of its portfolio. Tenant retention for the Same-Property portfolio was 78% by GLA year-to-date, which included approximately 1.0 million square feet of expiring leases. Renewal leases included tenant improvements of $1.47 per square foot per year of the lease term and approximately one week of free rent per year of the lease term.

•	Leased Rate: At the end of the quarter, HTA had a leased rate for its portfolio of 92.0% by GLA and 91.6% for its Same-Property portfolio.
Balance Sheet and Capital Markets

•
Balance Sheet: At the end of the quarter, HTA had total leverage of 30.4% measured as debt to market capitalization, and 6.3x measured as debt to Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”). Total liquidity at the end of the quarter was $935.9 million, including $844.5 million of availability under its unsecured revolving credit facility and $91.4 million of cash and cash equivalents.

•
Debt and Equity: During the six months ended June 30, 2017, HTA issued and sold approximately $1.7 billion in equity at an average price of $28.70 per share and issued $1.2 billion in debt. These transactions were used to substantially finance HTA’s 2017 investments and position its investment grade balance sheet for future growth.

Subsequent Events

•
Investments: Subsequent to the end of the quarter, HTA completed investments with an aggregate purchase price of $149.2 million totaling approximately 292,000 square feet of GLA that was 99% leased as of the acquisition date and located substantially in certain of HTA’s key markets.

•
Dividends: On July 31 2017, HTA’s Board of Directors increased the quarterly dividend run rate by 1.7% to $0.305 per share of common stock, representing an annualized rate of $1.22 per share of common stock.

•
Debt: On July 27, 2017, HTA entered into an amended and restated $1.3 billion unsecured credit agreement which increased the amount available under the unsecured revolving credit facility to $1.0 billion and extended the maturities of the unsecured revolving credit facility to June 30, 2022 and February 1, 2023 for the $300 million unsecured term loan. The interest rate on the unsecured credit agreement decreased to adjusted LIBOR plus a margin ranging from 0.83% to 1.55% per annum based on HTA’s credit rating. The other existing terms of the unsecured credit agreement before the amendment remained substantially unchanged.

Financial Results - Second Quarter 2017
Rental Income
Rental income increased 23.3% to $139.5 million for the three months ended June 30, 2017, compared to $113.1 million for the three months ended June 30, 2016.
Net Income (Loss)
Net income (loss) decreased to $(5.9) million net loss for the three months ended June 30, 2017, compared to $13.5 million net income for the three months ended June 30, 2016. Total revenues increased $26.6 million due to the continued growth in HTA’s operations, however, the increase in revenues was primarily offset by the increase in transaction expenses related to second quarter investments, including the loss on extinguishment of debt related to the bridge facility fees paid in connection with the Duke acquisition.
FFO
FFO, as defined by NAREIT, was $0.30 per diluted share, or $54.2 million, for the three months ended June 30, 2017, compared to $0.38 per diluted share, or $53.3 million, for the three months ended June 30, 2016.
Normalized FFO
Normalized FFO was $0.39 per diluted share, or $69.6 million, for the three months ended June 30, 2017, compared to $0.40 per diluted share, or $56.5 million, for the three months ended June 30, 2016.
Normalized FAD
Normalized FAD increased 21.1% to $60.6 million, for the three months ended June 30, 2017, compared to $50.1 million for the three months ended June 30, 2016.
NOI
NOI increased 23.3% to $96.4 million for the three months ended June 30, 2017, compared to $78.2 million for the three months ended June 30, 2016.
Same-Property Cash NOI
Same-Property Cash NOI increased $2.2 million, or 3.1%, to $75.0 million, for the three months ended June 30, 2017, compared to $72.8 million for the three months ended June 30, 2016. Same-Property rental revenue increased $1.6 million, or 1.9%, to $85.6 million for the three months ended June 30, 2017, compared to the three months ended June 30, 2016.
General and Administrative Expenses
General and administrative expenses were $8.5 million for the three months ended June 30, 2017, compared to $6.8 million for the three months ended June 30, 2016.
Interest Expense and Change in Fair Value of Derivative Financial Instruments
The total interest expense and change in fair value of derivative financial instruments for the three months ended June 30, 2017, was $17.9 million, which included $17.9 million of interest expense related to debt and interest rate swaps, and a net gain of $45,000 on the change in the fair value of HTA’s derivative financial instruments.
Investment Activity
During the three months ended June 30, 2017, HTA completed investments of $2.6 billion, including its investment in a unconsolidated joint venture, totaling 6.2 million square feet of GLA that were 92% leased as of the acquisition date.
Tenant Retention
Tenant retention for the Same-Property portfolio was 78% by GLA for the quarter, which included approximately 544,000 square feet of expiring leases.

Financial Results - Year-to-Date 2017
Rental Income
Rental income increased 19.6% to $263.5 million for the six months ended June 30, 2017, compared to $220.4 million for the six months ended June 30, 2016.
Net Income
Net income decreased to $8.1 million for the six months ended June 30, 2017, compared to $23.6 million for the six months ended June 30, 2016. Total revenues increased $43.7 million due to the continued growth in HTA’s operations, however, the increase in revenues was primarily offset by the increase in transaction expenses related to second quarter investments, including the loss on extinguishment of debt related to the bridge facility fees paid in connection with the Duke acquisition.

FFO
FFO, as defined by NAREIT, was $0.70 per diluted share, or $114.4 million, for the six months ended June 30, 2017, compared to $0.74 per diluted share, or $100.7 million, for the six months ended June 30, 2016.
Normalized FFO
Normalized FFO was $0.79 per diluted share, or $129.8 million, for the six months ended June 30, 2017, compared to $0.80 per diluted share, or $108.6 million, for the six months ended June 30, 2016.
Normalized FAD
Normalized FAD increased 15.0% to $113.5 million, for the six months ended June 30, 2017, compared to $98.7 million for the six months ended June 30, 2016.
NOI
NOI increased 19.5% to $181.7 million for the six months ended June 30, 2017, compared to $152.1 million for the six months ended June 30, 2016.
Same-Property Cash NOI
Same-Property Cash NOI increased $4.3 million, or 3.1%, to $144.4 million, for the six months ended June 30, 2017, compared to $140.1 million for the six months ended June 30, 2016. Same-Property rental revenue increased $3.5 million, or 2.2%, to $162.5 million, for the six months ended June 30, 2017, compared to the six months ended June 30, 2016.
General and Administrative Expenses
General and administrative expenses were $16.9 million for the six months ended June 30, 2017, compared to $13.6 million for the six months ended June 30, 2016.
Interest Expense and Change in Fair Value of Derivative Financial Instruments
The total interest expense and change in fair value of derivative financial instruments for the six months ended June 30, 2017, was $33.4 million, which included $34.3 million of interest expense related to debt and interest rate swaps, and a net gain of $0.9 million on the change in the fair value of HTA’s derivative financial instruments.
HTA ended the quarter with a weighted average interest rate of 3.47% per annum, including the impact of interest rate swaps. The weighted average remaining term of HTA’s total debt was 5.9 years, including extension options.
Investment Activity
During the six months ended June 30, 2017, HTA completed investments of $2.6 billion, including its investment in a unconsolidated joint venture, totaling 6.3 million square feet of GLA that were 92% leased as of the acquisition date.
Leased Rate, Occupancy Rate and Tenant Retention
The leased rate (includes leases which have been executed, but which have not yet commenced) was 92.0% by GLA as of June 30, 2017. The occupancy rate of HTA’s portfolio was 91.1% by GLA as of June 30, 2017. Tenant retention for the Same-Property portfolio was 78% by GLA year-to-date, which included approximately 1.0 million square feet of expiring leases.
Credit Rated Tenants
Investment grade rated tenants as a percent of annualized base rent was 46% as of June 30, 2017. Additionally, 61% of HTA’s annualized base rent as of June 30, 2017 was derived from tenants that have (or whose parent companies have) a credit rating from a nationally recognized rating agency.
In-House Property Management and Leasing Platform
As of June 30, 2017, HTA’s in-house property management and leasing platform operated approximately 22.4 million square feet of GLA, or 93%, of HTA’s total portfolio.
Balance Sheet
As of June 30, 2017, HTA had total assets of $6.4 billion, cash and cash equivalents of $91.4 million, and $844.5 million available under its unsecured revolving credit facility (includes the impact of $5.5 million of outstanding letters of credit). The leverage ratio of debt to market capitalization was 30.4% as of June 30, 2017.

About Healthcare Trust of America, Inc.
Healthcare Trust of America, Inc. (NYSE: HTA) is the largest dedicated owner and operator of medical office buildings (“MOBs”) in the United States, based on gross leasable area (“GLA”). We provide the real estate infrastructure for the integrated delivery of healthcare services in highly desirable locations. Over the last decade, we have invested $6.8 billion primarily in MOBs and other healthcare assets comprising 24.0 million square feet of GLA. Our investments are targeted in 15 to 20 key markets that we believe have superior healthcare demographics that support strong, long-term demand for medical office space. We have achieved, and continue to achieve, critical mass within these key markets by expanding our presence through accretive acquisitions, and utilizing our in-house operating expertise through our regionally located property management and leasing platform.
Founded in 2006 and listed on the New York Stock Exchange in 2012, HTA has produced attractive returns for its stockholders that we believe have significantly outperformed the S&P 500 and US REIT indices. More information about HTA can be found on the Company’s website at www.htareit.com.
Forward-Looking Language
This press release contains certain forward-looking statements with respect to HTA. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially and in adverse ways from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, without limitation, the following: changes in economic conditions generally and the real estate market specifically; legislative and regulatory changes, including changes to laws governing the taxation of REITs and changes to laws governing the healthcare industry; the availability of capital; changes in interest rates; competition in the real estate industry; the supply and demand for operating properties in our proposed market areas; changes in accounting principles generally accepted in the United States of America; policies and guidelines applicable to REITs; the availability of properties to acquire; and the availability of financing. Additional information concerning us and our business, including additional factors that could materially and adversely affect our financial results, include, without limitation, the risks described under Part I, Item 1A - Risk Factors, in our Annual Report on Form 10-K and in our filings with the SEC.
Conference Call
HTA will host a conference call and webcast on Tuesday, August 1, 2017 at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time) to review its financial performance and operating results for the three and six months ended June 30, 2017.
Conference Call and Webcast Details:
Domestic Dial-In Number: (877) 507-6265
International Dial-In Number: (412) 902-6633
Canada Dial-In Number: (855) 669-9657
Webcast: www.htareit.com under the Investor Relations tab
Replay Conference Call Details:
Domestic Dial-In Number: (877) 344-7529
International Dial-In Number: (412) 317-0088
Canada Dial-In Number: (855) 669-9658
Conference ID: 10109677
Available August 1, 2017 (one hour after the end of the conference call) to September 1, 2017 at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time)
Supplemental Information
Supplemental financial data are available on the HTA’s website at www.htareit.com.

HEALTHCARE TRUST OF AMERICA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	June 30, 2017	December 31, 2016
ASSETS
Real estate investments:
Land	$461,340	$386,526
Building and improvements	5,699,968	3,466,516
Lease intangibles	635,330	467,571
Construction in progress	251	—
	6,796,889	4,320,613
Accumulated depreciation and amortization	(907,728)	(817,593)
Real estate investments, net	5,889,161	3,503,020
Investment in unconsolidated joint venture	68,901	—
Cash and cash equivalents	91,444	11,231
Restricted cash and escrow deposits	33,176	13,814
Receivables and other assets, net	175,340	173,461
Other intangibles, net	108,736	46,318
Total assets	$6,366,758	$3,747,844
LIABILITIES AND EQUITY
Liabilities:
Debt	$2,784,162	$1,768,905
Accounts payable and accrued liabilities	135,214	105,034
Derivative financial instruments - interest rate swaps	1,569	1,920
Security deposits, prepaid rent and other liabilities	55,286	49,859
Intangible liabilities, net	78,779	37,056
Total liabilities	3,055,010	1,962,774
Commitments and contingencies
Redeemable noncontrolling interests	4,663	4,653
Equity:
Preferred stock, $0.01 par value; 200,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.01 par value; 1,000,000,000 shares authorized; 200,646,523 and 141,719,134 shares issued and outstanding as of June 30, 2017 and December 31, 2016, respectively	2,006	1,417
Additional paid-in capital	4,384,483	2,754,818
Accumulated other comprehensive loss	(816)	—
Cumulative dividends in excess of earnings	(1,164,607)	(1,068,961)
Total stockholders’ equity	3,221,066	1,687,274
Noncontrolling interests	86,019	93,143
Total equity	3,307,085	1,780,417
Total liabilities and equity	$6,366,758	$3,747,844

HEALTHCARE TRUST OF AMERICA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenues:
Rental income	$139,525	$113,144	$263,518	$220,394
Interest and other operating income	354	90	708	155
Total revenues	139,879	113,234	264,226	220,549
Expenses:
Rental	43,523	35,061	82,543	68,414
General and administrative	8,472	6,813	16,895	13,586
Transaction	5,073	2,062	5,357	3,875
Depreciation and amortization	55,353	44,738	102,409	82,566
Impairment	5,093	—	5,093	—
Total expenses	117,514	88,674	212,297	168,441
Income before other income (expense)	22,365	24,560	51,929	52,108
Interest expense:
Interest related to derivative financial instruments	(239)	(659)	(563)	(1,304)
Gain (loss) on change in fair value of derivative financial instruments, net	45	(658)	884	(3,450)
Total interest related to derivative financial instruments, including net change in fair value of derivative financial instruments	(194)	(1,317)	321	(4,754)
Interest related to debt	(17,706)	(13,989)	(33,764)	(28,117)
Gain on sale of real estate, net	—	4,212	3	4,212
Loss on extinguishment of debt, net	(10,386)	(22)	(10,418)	(22)
Income from unconsolidated joint venture	63	—	63	—
Other income	6	72	14	125
Net (loss) income	$(5,852)	$13,516	$8,148	$23,552
Net income attributable to noncontrolling interests	(66)	(442)	(521)	(618)
Net (loss) income attributable to common stockholders	$(5,918)	$13,074	$7,627	$22,934
Earnings per common share - basic:
Net (loss) income attributable to common stockholders	$(0.03)	$0.10	$0.05	$0.17
Earnings per common share - diluted:
Net (loss) income attributable to common stockholders	$(0.03)	$0.09	$0.05	$0.17
Weighted average common shares outstanding:
Basic	176,464	136,528	159,218	132,932
Diluted	176,464	140,512	163,490	135,876
Dividends declared per common share	$0.300	$0.295	$0.600	$0.590

HEALTHCARE TRUST OF AMERICA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2017	2016
Cash flows from operating activities:
Net income	$8,148	$23,552
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and other	100,536	81,362
Share-based compensation expense	3,839	3,033
Bad debt expense	227	386
Impairment	5,093	—
Income from unconsolidated joint venture	(63)	—
Gain on sale of real estate, net	(3)	(4,212)
Loss on extinguishment of debt, net	10,418	22
Change in fair value of derivative financial instruments	(884)	3,450
Changes in operating assets and liabilities:
Receivables and other assets, net	(2,969)	(667)
Accounts payable and accrued liabilities	14,272	(5,983)
Security deposits, prepaid rent and other liabilities	1,907	(4,543)
Net cash provided by operating activities	140,521	96,400
Cash flows from investing activities:
Investments in real estate	(2,202,815)	(336,760)
Investment in unconsolidated joint venture	(68,839)	—
Development of real estate	(348)	—
Proceeds from the sale of real estate	4,746	23,368
Capital expenditures	(26,022)	(21,826)
Restricted cash, escrow deposits and other assets	(19,362)	(426)
Net cash used in investing activities	(2,312,640)	(335,644)
Cash flows from financing activities:
Borrowings on unsecured revolving credit facility	305,000	336,000
Payments on unsecured revolving credit facility	(393,000)	(293,000)
Proceeds from unsecured senior notes	900,000	—
Payments on secured mortgage loans	(74,319)	(22,791)
Deferred financing costs	(9,400)	—
Debt extinguishment costs	(10,391)	—
Security deposits	1,964	765
Proceeds from issuance of common stock	1,624,222	292,984
Repurchase and cancellation of common stock	(3,339)	(2,287)
Dividends paid	(85,683)	(76,018)
Distributions paid to noncontrolling interest of limited partners	(2,722)	(1,331)
Net cash provided by financing activities	2,252,332	234,322
Net change in cash and cash equivalents	80,213	(4,922)
Cash and cash equivalents - beginning of period	11,231	13,070
Cash and cash equivalents - end of period	$91,444	$8,148

HEALTHCARE TRUST OF AMERICA, INC.
NOI, CASH NOI AND SAME-PROPERTY CASH NOI
(In thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net (loss) income	$(5,852)	$13,516	$8,148	$23,552
General and administrative expenses	8,472	6,813	16,895	13,586
Transaction expenses (1)	5,073	2,062	5,357	3,875
Depreciation and amortization expense	55,353	44,738	102,409	82,566
Impairment	5,093	—	5,093	—
Interest expense and net change in fair value of derivative financial instruments	17,900	15,306	33,443	32,871
Gain on sale of real estate, net	—	(4,212)	(3)	(4,212)
Loss on extinguishment of debt, net	10,386	22	10,418	22
Other income	(6)	(72)	(14)	(125)
NOI	$96,419	$78,173	$181,746	$152,135
NOI percentage growth	23.3%		19.5%

NOI	$96,419	$78,173	$181,746	$152,135
Straight-line rent adjustments, net	(1,616)	(1,024)	(2,825)	(2,475)
Amortization of (below) and above market leases/leasehold interests, net and lease termination fees	126	77	32	494
Cash NOI	$94,929	$77,226	$178,953	$150,154
Notes receivable interest income	(294)	—	(586)	—
Non Same-Property Cash NOI	(19,593)	(4,431)	(33,931)	(10,020)
Same-Property Cash NOI (2)	$75,042	$72,795	$144,436	$140,134
Same-Property Cash NOI percentage growth	3.1%		3.1%

(1) For the three and six months ended June 30, 2017, transaction costs, which have been adjusted to reflect the prospective presentation of the early adoption of ASU 2017-01 as of January 1, 2017, include $4.6 million of compensation and severance payments to Duke employees pursuant to the Duke purchase agreements in connection with the Duke acquisition.

(2) Same-Property includes 305 and 296 buildings for the three and six months ended June 30, 2017 and 2016, respectively.
NOI is a non-GAAP financial measure that is defined as net income or loss (computed in accordance with GAAP) before: (i) general and administrative expenses; (ii) transaction expenses; (iii) depreciation and amortization expense; (iv) impairment; (v) interest expense and net change in fair value of derivative financial instruments; (vi) gain or loss on sales of real estate; (vii) gain or loss on extinguishment of debt; and (viii) other income or expense. HTA believes that NOI provides an accurate measure of the operating performance of its operating assets because NOI excludes certain items that are not associated with the management of its properties. Additionally, HTA believes that NOI is a widely accepted measure of comparative operating performance of real estate investment trusts (“REITs”). However, HTA’s use of the term NOI may not be comparable to that of other REITs as they may have different methodologies for computing this amount. NOI should not be considered as an alternative to net income or loss (computed in accordance with GAAP) as an indicator of our financial performance. NOI should be reviewed in connection with other GAAP measurements.
Cash NOI is a non-GAAP financial measure which excludes from NOI: (i) straight-line rent adjustments and (ii) amortization of below and above market leases/leasehold interests. Contractual base rent, contractual rent increases, contractual rent concessions and changes in occupancy or lease rates upon commencement and expiration of leases are a primary driver of HTA’s revenue performance. HTA believes that Cash NOI, which removes the impact of straight-line rent adjustments, provides another measurement of the operating performance of its operating assets. Additionally, HTA believes that Cash NOI is a widely accepted measure of comparative operating performance of REITs. However, HTA’s use of the term Cash NOI may not be comparable to that of other REITs as they may have different methodologies for computing this amount. Cash NOI should not be considered as an alternative to net income or loss (computed in accordance with GAAP) as an indicator of our financial performance. Cash NOI should be reviewed in connection with other GAAP measurements.
To facilitate the comparison of Cash NOI between periods, HTA calculates comparable amounts for a subset of its owned properties referred to as “Same-Property”. Same-Property Cash NOI excludes properties which have not been owned and operated by HTA during the entire span of all periods presented, excluding properties intended for disposition in the near term, notes receivable interest income and certain non-routine items. Same-Property Cash NOI should not be considered as an alternative to net income or loss (computed in accordance with GAAP) as an indicator of our financial performance. Same-Property Cash NOI should be reviewed in connection with other GAAP measurements.

HEALTHCARE TRUST OF AMERICA, INC.
FFO, NORMALIZED FFO AND NORMALIZED FAD
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net (loss) income attributable to common stockholders	$(5,918)	$13,074	$7,627	$22,934
Depreciation and amortization expense related to investments in real estate	54,968	44,411	101,657	81,932
Gain on sale of real estate, net	—	(4,212)	(3)	(4,212)
Impairment	5,093	—	5,093	—
Proportionate share of joint venture depreciation, amortization and other adjustments	42	—	42	—
FFO attributable to common stockholders	$54,185	$53,273	$114,416	$100,654
Transaction expenses (1)	430	2,062	714	3,875
(Gain) loss on change in fair value of derivative financial instruments, net	(45)	658	(884)	3,450
Loss on extinguishment of debt, net	10,386	22	10,418	22
Noncontrolling income from partnership units included in diluted shares	44	446	469	591
Other normalizing items, net (2)	4,643	—	4,643	(16)
Normalized FFO attributable to common stockholders	$69,643	$56,461	$129,776	$108,576
Other income	(6)	(72)	(14)	(125)
Non-cash compensation expense	1,309	1,230	3,839	3,033
Straight-line rent adjustments, net	(1,616)	(1,024)	(2,825)	(2,475)
Amortization of (below) and above market leases/leasehold interests and corporate assets, net	511	413	784	1,153
Deferred revenue - tenant improvement related	(11)	(7)	(11)	(7)
Amortization of deferred financing costs and debt discount/premium, net	853	776	1,639	1,493
Recurring capital expenditures, tenant improvements and leasing commissions	(10,065)	(7,716)	(19,705)	(12,984)
Normalized FAD attributable to common stockholders	$60,618	$50,061	$113,483	$98,664

Net (loss) income attributable to common stockholders per diluted share	$(0.03)	$0.09	$0.05	$0.17
FFO adjustments per diluted share, net	0.33	0.29	0.65	0.57
FFO attributable to common stockholders per diluted share	$0.30	$0.38	$0.70	$0.74
Normalized FFO adjustments per diluted share, net	0.09	0.02	0.09	0.06
Normalized FFO attributable to common stockholders per diluted share	$0.39	$0.40	$0.79	$0.80

Weighted average diluted common shares outstanding (3)	180,672	140,512	163,490	135,876

(1) For the three and six months ended June 30, 2017, amounts have been adjusted to reflect the prospective presentation of the early adoption of ASU 2017-01 as of January 1, 2017.
(2) For the three and six months ended June 30, 2017, other normalizing items include $4.6 million of compensation and severance payments to Duke employees pursuant to the Duke purchase agreements in connection with the Duke acquisition that were included in transaction expenses on HTA’s condensed consolidated statements of operations. In addition, other normalizing items excludes lease termination fees as they are deemed to be generated in the ordinary course of business.

(3) For the three months ended June 30, 2017 these securities are anti-dilutive on a GAAP basis as a result of HTA’s net loss, but are considered dilutive on a non-GAAP basis in periods where we report non-GAAP net income.

HTA computes FFO in accordance with the current standards established by NAREIT. NAREIT defines FFO as net income or loss attributable to common stockholders (computed in accordance with GAAP), excluding gains or losses from sales of real estate property and impairment write-downs of depreciable assets, plus depreciation and amortization related to investments in real estate, and after adjustments for unconsolidated partnerships and joint ventures. HTA presents this non-GAAP financial measure because it considers it an important supplemental measure of its operating performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs. Historical cost accounting assumes that the value of real estate assets diminishes ratably over time. Since real estate values have historically risen or fallen based on market conditions, many industry investors have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. Because FFO excludes depreciation and amortization unique to real estate, among other items, it provides a perspective not immediately apparent from net income or loss attributable to common stockholders.
HTA computes Normalized FFO, which excludes from FFO: (i) transaction expenses; (ii) gain or loss on change in fair value of derivative financial instruments; (iii) gain or loss on extinguishment of debt; (iv) noncontrolling income or loss from partnership units included in diluted shares; and (v) other normalizing items, which include items that are unusual and infrequent in nature. HTA presents this non-GAAP financial measure because it allows for the comparison of our operating performance to other REITs and between periods on a consistent basis. HTA’s methodology for calculating Normalized FFO may be different from the methods utilized by other REITs and, accordingly, may not be comparable to other REITs. Normalized FFO should not be considered as an alternative to net income or loss attributable to common stockholders (computed in accordance with GAAP) as an indicator of our financial performance, nor is it indicative of cash available to fund cash needs. Normalized FFO should be reviewed in connection with other GAAP measurements.
HTA also computes Normalized FAD, which excludes from Normalized FFO: (i) other income or expense; (ii) non-cash compensation expense; (iii) straight-line rent adjustments; (iv) amortization of below and above market leases/leasehold interests and corporate assets; (v) amortization of deferred financing costs and debt premium/discount; and (vi) recurring capital expenditures, tenant improvements and leasing commissions. HTA believes this non-GAAP financial measure provides a meaningful supplemental measure of our operating performance. Normalized FAD should not be considered as an alternative to net income or loss attributable to common stockholders (computed in accordance with GAAP) as an indicator of our financial performance, nor is it indicative of cash available to fund cash needs. Normalized FAD should be reviewed in connection with other GAAP measurements.